Exhibit 16(4)(i)
ING Life Insurance and Annuity Company
[Windsor, Connecticut] [Customer Service Center P.O. Box 10450 909 Locust Street Des Moines, Iowa 50306-0450] [1-888-854-5950]	Important terms and definitions used in this Contract appear on page 4.

Product Name Contract Number [ING Secure Guarantee] [R123456]
Annuitant(s) Age of Annuitant(s) Sex of Annuitant(s) [Thomas J. Doe] [55] [Male]
Owner/Joint Owner Age of Owner/Joint Owner Residence State [John Q. Doe] [35] [Connecticut]
Contract Date Issue State [July 1, 2009] [Connecticut]
Single Premium [$10,000.00]
Initial Guarantee Period Initial Guarantee Period Interest Rate [10 years] [4.0%]
Annuity Commencement Date Annuity Plan [July 1, 2039] [Payments for Life with 10 Year Period Certain]
Separate Account [GAA Separate Account]

SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT

In this Contract “you” or “your” refers to the Owner shown above.  “We”, “our”, or “us” refers to ING Life Insurance and Annuity Company.

READ THIS CONTRACT CAREFULLY.  This is a legal contract between you and us.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT
You may return this Contract by mailing or delivering it to our Customer Service Center at the address shown above or to the producer through whom you purchased it within ten days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it.  If so returned, we will promptly pay you the Accumulation Value, adjusted for any Market Value Adjustment, which may be more or less than the Single Premium paid.  If you are unsure whether your Contract is a replacement contract, please contact us at our Customer Service Center at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL OUR CUSTOMER SERVICE CENTER AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

                        [           /s/ Joy M. Benner                                ]                                       [           /s/ Catherine Smith             ]
                                        [  Secretary  ]                                                                                            [  President  ]

If you withdraw all or a portion of the value of the Contract, Surrender Charges and/or a Market Value Adjustment may apply.  Surrender Charges, when applied, will reduce the amount paid to you.  Surrender Charges will not apply under certain conditions (see Section 5.5).  The Market Value Adjustment, when applied, may increase or decrease or have no impact on the amount paid to you or your Beneficiary.  The Market Value Adjustment will not apply under certain conditions (see Section 5.4).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

TABLE OF CONTENTS

                                                                                                                                                           Page

1.   CONTRACT SCHEDULE .......................................................................................................... 3

2.   IMPORTANT TERMS AND DEFINITIONS .................................................................................. 4

3.   INTRODUCTION TO THE CONTRACT
3.1  The Contract ..................................................................................................................... 7
3.2  The Owner ......................................................................................................................... 7
3.3  The Annuitant .................................................................................................................... 7
3.4  The Beneficiary ................................................................................................................. 7

4.   PREMIUMS
4.1  Premium ........................................................................................................................... 9
4.2  Guarantee Periods ............................................................................................................. 9

5.   CONTRACT VALUE

6.   CONTRACT BENEFITS

7.   OTHER IMPORTANT INFORMATION
7.1  Annual Report to Owner ..................................................................................................... 18
7.2  Assignment ....................................................................................................................... 18
7.3  Misstatement Made by Owner in Connection with the Purchase of this Contract .................... 18
7.4  Payments We May Defer ................................................................................................... 18
7.5  Incontestability .................................................................................................................. 18
7.6  Basis of Computation ........................................................................................................ 18
7.7  Rules for Interpreting this Contract ..................................................................................... 18
7.8  Non-Waiver ....................................................................................................................... 18

IU-IA-3096                                                                                   3

1.   CONTRACT SCHEDULE

A.   Charges

 Surrender Charge Schedule:

[     Contract Year                                             1       2       3       4       5       6       7       8       9       10 & later
Surrender Charge Percentage                  8%    7%    6%   5%    4%    3%    2%    1%    0%      0%   ]

See Section 5.5 for details.

B.   Market Value Adjustment Index

The corporate spread index used in the Market Value Adjustment formula described in Section 5.4 is [the option adjusted spread of the Barclays Capital US Aggregate Corporate Index].

The index rate used in the Market Value Adjustment formula described in Section 5.4 is [the Treasury Constant Maturity Series].

C.   Attached Endorsements

      [form numbers and name of all attached                   [Endorsement price if separate identified cost]
         Endorsements]

IU-IA-3096                                                                                   3

[THIS PAGE INTENTIONALLY LEFT BLANK]

IU-IA-3096                                                                          3 (Cont’d)

2.   IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is defined in Section 5.3.

The Annuitant is designated by you as the individual upon whose life Annuity Payments will be based.  There may be two Annuitants.  The Annuitant(s) on the Contract Date are shown on the first page of this Contract.  See Section 3.3 for additional details.

The Annuity Commencement Date is the date on which Annuity Payments commence.

Annuity Payments are periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

The Annuity Plan is an option elected by you (or, if none is elected, is the option as described in Section 6.4) that determines the frequency, duration and amount of the Annuity Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Business Day means any day that the New York Stock Exchange (“NYSE”) is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

The Cash Surrender Value is the amount you receive upon Surrender of this Contract, which equals the Accumulation Value, as adjusted for any applicable Market Value Adjustment, minus any applicable Surrender Charges.  See Sections 5.4, 5.5, and 6.1 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

Company Death Benefit Rate means the effective annual interest rate that we will credit to the Death Benefit from the date of death until the Death Benefit is paid.  See Section 6.3 for additional details.

The Contingent Annuitant is the individual who is not an Annuitant and will become the Annuitant if all named Annuitants die prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.

Contract means this Single Premium Deferred Modified Guaranteed Annuity Contract.

The Contract Anniversary is the same day and month each year as the Contract Date.  If the Contract Date is February 29th, in non-leap years, the Contract Anniversary shall be March 1st.

Contract Date means the date on which this Contract becomes effective.  The Contract Date is shown on the first page of this Contract.

A Contract Year is the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

The Death Benefit is the amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of any Annuitant) prior to the Annuity Commencement Date.

Endorsements are attachments to this Contract that add, change or supersede its terms or provisions.

Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional.

Guarantee Period means a period equal to one or more Contract Years during which the Guarantee Period Interest Rate we declare is guaranteed to be credited to the Accumulation Value.

IU-IA-3096                                                                                   4

Guarantee Period Interest Rate means the effective annual interest rate that we will credit to the Accumulation Value for a specified Guarantee Period.  The rate for each Guarantee Period will be declared in advance by us, and, except as otherwise provided in this Contract, will apply for the duration of the Guarantee Period.  See Section 5.2 for additional details.

Hospital or Nursing Home means a hospital or a skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis.  This does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.

The Initial Guarantee Period is the Guarantee Period selected by you as shown on the first page of this Contract.

The Initial Guarantee Period Interest Rate means the Guarantee Period Interest Rate that we will credit to the Accumulation Value for the Initial Guarantee Period.  The rate is shown on the first page of this Contract.

The Interest Withdrawal Amount equals the interest earned, if any, during the prior twelve months and not previously withdrawn.  We will waive the Market Value Adjustment and Surrender Charge on the portion of a Withdrawal representing an Interest Withdrawal Amount.  If you subsequently Surrender your Contract, any Market Value Adjustments and Surrender Charges previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from or, if applicable, added to the Accumulation Value.  Additionally, we will apply the current Market Value Adjustment and Surrender Charge at the time of the Surrender.  See Sections 5.4 and 5.5 for additional details.

An Irrevocable Beneficiary is a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

A Joint Owner is an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership.  Both Joint Owners must agree to any change or the exercise of any rights under the Contract.  The Joint Owner may not be an entity and may not be named if the Owner is an entity.  The Joint Owner, if any, on the Contract Date is shown on the first page of this Contract.  See Section 3.2 for additional details.

A Market Value Adjustment is an adjustment to certain Withdrawals or to a Surrender that may increase, decrease or have no impact on the amount paid to you.  Additionally, a Market Value Adjustment will apply to the Accumulation Value on the date of death in regard to the Death Benefit, or the date the Accumulation Value as described in Section 6.4 is applied to an Annuity Plan, but only if the Market Value Adjustment is positive, and will result in an increase to the Accumulation Value.  See Section 5.4 for additional details.  A Surrender Charge may also apply to certain Withdrawals or to a Surrender as described in Section 5.5.

Notice to Us means notice made in a form that:  (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at our Customer Service Center at the address specified on the first page of this Contract.  Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

The Owner is the individual (or entity) who is entitled to exercise the rights incident to ownership.  The terms “you” or “your”, when used in this Contract, refer to the Owner.  The Owner on the Contract Date is shown on the first page of this Contract.  See Section 3.2 for additional details.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to:  (1) a certified copy of a death certificate; (2) a certified copy of a statement of death from an attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; (4) or any other proof that we deem in our sole discretion to be satisfactory to us.

IU-IA-3096                                                                                   5

Qualifying Medical Professional means a legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and (3) is not related to you or the Annuitant by blood or marriage.

The Right to Examine and Return This Contract is the period of time during which you have the right to return the Contract for any reason or no reason at all and receive the payment as described in the Right to Examine and Return This Contract provision appearing on the first page of this Contract.

Single Premium means the single payment you make to us to put this Contract into effect.

A Surrender is a transaction in which the entire Cash Surrender Value is taken from the Contract.

A Surrender Charge is a charge applied to certain Withdrawals and to a Surrender during the Initial Guarantee Period and will reduce the amount paid to you.  See Section 5.5 for additional details.  A Market Value Adjustment may also apply to certain Withdrawals and to a Surrender and increase, decrease or have no impact on the amount paid to you as described in Section 5.4.

Terminal Condition means an illness or injury that results in a life expectancy of twelve months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

“We”, “our”, or “us”, when used in this Contract, refers to ING Life Insurance and Annuity Company, a stock company domiciled in Connecticut.

A Withdrawal is a transaction in which only a portion of the Cash Surrender Value is taken from the Contract.
IU-IA-3096                                                                                   6

3.   INTRODUCTION TO THE CONTRACT

3.1  The Contract
This Contract and any attached application, amendments, or Endorsements constitute the entire contract between you and us.  It is issued in consideration of the Single Premium.

Only our President, a Vice President or Secretary is authorized to change or modify any of this Contract’s terms, provisions or requirements.  Any such change must be in writing.  We may make changes to this Contract if required by law, including any changes necessary to continue to qualify such Contract as an annuity contract under applicable law.  An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval.  Any such changes will apply uniformly to all contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.

3.2  The Owner
The Owner owns the Contract and is entitled to exercise the rights incident to ownership.  You are the Owner of this Contract.  There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any exercise of the rights under this Contract.

You may change the ownership of this Contract at any time prior to the Annuity Commencement Date.  Any change, addition or deletion of an Owner is treated as a change of ownership.  To change ownership, you must provide Notice to Us of such change.  Change of ownership will take effect as of the date we receive Notice to Us.

3.3  The Annuitant
The Annuitant is the individual upon whose life the Annuity Payments are based.  The Annuitant must be a natural person and is designated by you at the time this Contract is issued and cannot be changed.  There may be two Annuitants.

In addition to the Annuitant, you may also name a Contingent Annuitant.  The Contingent Annuitant cannot be changed while he or she is living.

If at the time of any Annuitant’s death the Owner is not a natural person, the death of such Annuitant prior to the Annuity Commencement Date will be treated as the death of an Owner as described in Section 6.3.

If the Annuitants are not the Owners and all Annuitants die prior to the Annuity Commencement Date (and no Contingent Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint Owners, the youngest Owner, as the Annuitant if such youngest Owner has not attained age 85 as of the date of the Annuitant’s death.  Otherwise you must name an individual as an Annuitant who has not attained age 85.

3.4  The Beneficiary
The Beneficiary is an individual or entity designated by you to receive the Death Benefit.  A Beneficiary’s status may be changed at any time prior to the Annuity Commencement Date unless you designate such Beneficiary as an Irrevocable Beneficiary.  An Irrevocable Beneficiary cannot be changed without the consent of the Irrevocable Beneficiary.  You may designate one or more (i) primary Beneficiaries and (ii) contingent Beneficiaries.  These classes set the order under which the Death Benefit is paid.  If all the primary Beneficiaries die before any Owner (or, if the Owner is not a natural person, any Annuitant), the contingent Beneficiary shall take the place of, and be deemed to be, the primary Beneficiary, and the Death Benefit will be paid to the contingent Beneficiary.  If there are multiple Beneficiaries, the Death Benefit shall be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as applicable) unless you provide Notice to Us directing otherwise.

If there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and be deemed to be, the primary Beneficiary.  This will override any other Beneficiary designation.

IU-IA-3096                                                                                   7

If there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been designated at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary Beneficiary.

If the Owner is not a natural person and all Beneficiaries die before any Annuitant, or if no Beneficiary has been designated at the time of any Annuitant’s death, the Owner will be deemed to be the primary Beneficiary.

We will deem any Beneficiary to have predeceased the Owner if:
(1)  such Beneficiary died at the same time as the Owner;
(2)  such Beneficiary died within twenty-four hours after the Owner’s death; or
(3)  there is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

To make a Beneficiary change, you must provide Notice to Us.  Unless you specify otherwise, such change cancels any existing Beneficiary designations in the same class (primary or contingent) and will take effect as of the date Notice to Us is received.

The rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she dies prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must be then living) as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

IU-IA-3096                                                                                   8

4.     PREMIUMS

4.1  Premium
You must pay the Single Premium in order to make this Contract effective.  The amount of the Single Premium is shown on the first page of this Contract.

4.2  Guarantee Periods
You select the Initial Guarantee Period from among those offered by us.  The Initial Guarantee Period to which the Single Premium is applied is shown on the first page of this Contract.  The Initial Guarantee Period may not extend beyond the latest Annuity Commencement Date allowed under the Contract as described in Section 6.4.  At the end of the Initial Guarantee Period, and any subsequent Guarantee Period, we will automatically apply the Accumulation Value to a new Guarantee Period, unless we receive alternate instructions from you.

Each Guarantee Period after the expiration of the Initial Guarantee Period will be one year.

After the Initial Guarantee Period ends, Withdrawals or a Surrender may be made without incurring any Surrender Charges.  Such Withdrawals or a Surrender may be subject to the Market Value Adjustment.

IU-IA-3096                                                                                   9

5.   CONTRACT VALUE

5.1  The Separate Account
We allocate to a separate account the Single Premium you make to put this Contract into effect.  The separate account is shown on the first page of this Contract.  This separate account is nonunitized, which means there are no discrete units of ownership of the assets of the separate account.  We own the assets held in the separate account.  We are not the trustee of these assets.  The income, gains and losses, realized or unrealized, from the assets of the separate account shall be credited to or charged against the separate account, without regard to other income, gains or losses of ING Life Insurance and Annuity Company.  The assets of the separate account, equal to the reserves and other contract liabilities with respect to the separate account, shall not be chargeable with liabilities arising out of any other business of ING Life Insurance and Annuity Company.

We established and administer this separate account according to Section 38a-433 of the Connecticut General Statutes and its related regulations that are applicable.  Although the offering of the Contract is registered with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended, we are not required to also register this separate account with the SEC under the Investment Company Act of 1940.

5.2  Interest Crediting
We will credit the Initial Guarantee Period Interest Rate each Contract Year during the Initial Guarantee Period you have selected.  We will set a Guarantee Period Interest Rate for each one year Guarantee Period after the Initial Guarantee Period ends.  The Guarantee Period Interest Rate used shall be determined solely in our discretion and shall be declared by us in advance of the applicable Guarantee Period.  We may set a Guarantee Period Interest Rate equal to zero percent for a Guarantee Period.  Interest, if any, will be compounded daily to yield the declared Guarantee Period Interest Rate.  In the case of a Withdrawal, Surrender, or the application of the Accumulation Value as described in Section 6.4 to Annuity Payments, interest, if any, will be credited on the portion of the Accumulation Value applied to the transaction up to and including the day the transaction is processed.

5.3  The Accumulation Value
On the Contract Date, the Accumulation Value of this Contract equals the Single Premium paid less any premium tax, if applicable.

At the end of each day thereafter, the Accumulation Value for this Contract will equal:
(1)   the Accumulation Value as of the end of the preceding day, plus
(2)   the interest, if any, pursuant to the Guarantee Period Interest Rate to be credited from the end of the previous day to the end of the current day, minus
(3)   the amount of any Withdrawals or Surrender, adjusted for any applicable Market Value Adjustment as set forth in Section 5.4 and less any applicable Surrender Charge as set forth in Section 5.5, at the end of the current day on which the Withdrawal is taken or a Surrender occurs.

5.4  Market Value Adjustment
A Market Value Adjustment is an adjustment that may increase, decrease or have no impact on the Accumulation Value withdrawn in connection with certain Withdrawals, a Surrender, a Death Benefit or the application of the Accumulation Value as described in Section 6.4 to an Annuity Plan as described below.

A Market Value Adjustment will be waived on:  (1) any Interest Withdrawal Amount taken; or (2) a Withdrawal or Surrender that takes place during the thirty day period following the end of a Guarantee Period.  If you Surrender the Contract outside of the thirty day period following the end of a Guarantee Period, any Market Value Adjustments and Surrender Charges previously waived on any Interest Withdrawal Amount taken in the Contract Year in which a Surrender occurs will be deducted from or, if applicable, added to the Accumulation Value prior to the application of the current Market Value Adjustment at the time of Surrender as noted in this Section 5.4.
IU-IA-3096                                                                                  10

During the Right to Examine and Return This Contract period, the Market Value Adjustment is determined by multiplying the amount of the Accumulation Value withdrawn by the following factors:

[(1 + a + i) / (1 + b + j)] n/12 – 1

After the Right to Examine and Return This Contract period ends, the Market Value Adjustment is determined by multiplying the amount of the Accumulation Value withdrawn by the following factors:

[(1 + a + i) / (1 + b + j + .25%)] n/12 – 1

In each of the Market Value Adjustment calculations above:

a    is an index rate, as reported by a national quoting service chosen by us, determined at the beginning of the Guarantee Period, based on time to maturity equal to the Guarantee Period.
b    is an index rate, as reported by a national quoting service chosen by us, based on time to maturity equal to the number of years (including the current year) remaining in the Guarantee Period, determined on the date of the Withdrawal or Surrender, the date of death in regard to the Death Benefit, or the date the Accumulation Value as described in Section 6.4 is applied to an Annuity Plan, as applicable.
i     is the value of the corporate spread index, as reported by a national quoting service chosen by us, at the beginning of the Guarantee Period.
j     is the value of the corporate spread index, as reported by a national quoting service chosen by us, determined on the date of the Withdrawal or Surrender, the date of death in regard to the Death Benefit, or the date the Accumulation Value as described in Section 6.4 is applied to an Annuity Plan, as applicable.
n    is the number of months (including the current month) remaining in the Guarantee Period determined on the date of the Withdrawal or Surrender, the date of death in regard to the Death Benefit, or the date the Accumulation Value as described in Section 6.4 is applied to an Annuity Plan, as applicable.

The index rate and corporate spread index used in the Market Value Adjustment calculation are shown in the Market Value Adjustment Index section in the Contract Schedule.

Market Value Adjustments will be applied as follows:
(1)  If a Withdrawal or Surrender occurs outside the thirty day period following the end of a Guarantee Period, the Market Value Adjustment will be applied to the Accumulation Value as follows:
(a)  At the time of the Withdrawal, the Market Value Adjustment will be calculated on the amount of the Accumulation Value equal to the amount being withdrawn.  We will waive the amount of the Market Value Adjustment associated with the Interest Withdrawal Amount, if any.
(b)  At the time of the Surrender, the Market Value Adjustment will be calculated on the Accumulation Value after any Market Value Adjustments and Surrender Charges previously waived on Interest Withdrawal Amounts taken in the Contract Year in which the Surrender occurs have been deducted from or, if applicable, added to the Accumulation Value.
(2)  On the date of death in regard to the Death Benefit, or the date the Accumulation Value as described in Section 6.4 is applied to an Annuity Plan, as applicable, the Market Value Adjustment will be applied to the Accumulation Value as follows:
      The Market Value Adjustment will be calculated on the Accumulation Value and will be applied to the Accumulation Value only if the Market Value Adjustment will result in an increase to the Accumulation Value.

If the index rate and/or the corporate spread index shown in the Contract Schedule is no longer available, such index rate and/or corporate spread index shall be determined using a replacement index determined by us.

We currently set the Market Value Adjustment index rate and the corporate spread index once each week.  We reserve the right to set the index rate and corporate spread index more frequently than weekly.
IU-IA-3096                                                                                  11

5.5  Charges
Surrender Charge
During the Initial Guarantee Period only, a Surrender Charge may be deducted from the Accumulation Value being withdrawn if you Surrender this Contract or take a Withdrawal, subject to the exceptions noted in this Section 5.5.

Surrender Charges will be applied as follows:

(1)  At the time of a Withdrawal, the Surrender Charge Percentage will be applied to the portion of the Accumulation Value equal to the amount being withdrawn as adjusted for any Market Value Adjustment.  The Surrender Charge will equal the adjusted Accumulation Value multiplied by the applicable Surrender Charge Percentage. We will waive the amount of the Surrender Charge associated with the Interest Withdrawal Amount, if any.

(2)  At the time of a Surrender, the Accumulation Value first will be reduced or, if applicable, increased for any Market Value Adjustments and Surrender Charges previously waived on any Interest Withdrawal Amounts taken in the same Contract Year in which the Surrender occurs. The Accumulation Value will be further adjusted for any Market Value Adjustment at the time of Surrender.  The Surrender Charge will equal this adjusted Accumulation Value multiplied by the applicable Surrender Charge Percentage.

The percentage imposed at the time of Surrender or Withdrawal depends on the number of Contract Years that have elapsed since the Contract Date.  Surrender Charge Percentages are shown in the Contract Schedule in Section A.

No Surrender Charges are assessed on:
(1)  any Interest Withdrawal Amount taken;
(2)  payment of the Death Benefit;
(3)  application of the Accumulation Value as described in Section 6.4 to Annuity Payments; or
(4)  any Withdrawal or Surrender after the end of the Initial Guarantee Period.

If you Surrender the Contract outside of the thirty day period following the end of a Guarantee Period, any Market Value Adjustments and Surrender Charges previously waived on any Interest Withdrawal Amount taken in the Contract Year in which a Surrender occurs will be deducted from or, if applicable, added to the Accumulation Value prior to the application of the current Market Value Adjustment at the time of Surrender as noted in Section 5.4.

Waiver of Surrender Charges due to Extended Medical Care or Terminal Condition
We will waive any Surrender Charges otherwise applicable if you Surrender or make a Withdrawal because you are receiving Extended Medical Care or if you are diagnosed with a Terminal Condition.  However, if your request for waiver of Surrender Charges due to Extended Medical Care or a Terminal Condition is received by us at any time other than the thirty day period after the end of a Guarantee Period, a Market Value Adjustment will be applied as defined in Section 5.4.

To qualify for this waiver as a result of Extended Medical Care:
(1)  You (or any Annuitant, if the Owner is not a natural person) must first begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least forty-five days during any continuous sixty day period; and
 (2) Your request for a Surrender or Withdrawal, together with satisfactory proof of such Extended Medical Care, must be provided by Notice to Us during the term of such Extended Medical Care or within ninety days after the last day that you received such Extended Medical Care.  Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

To qualify for a waiver as a result of a Terminal Condition:
(1)  You (or any Annuitant, if the Owner is not a natural person) must first be diagnosed by a Qualifying Medical Professional as having a Terminal Condition on or after the first Contract Anniversary; and
IU-IA-3096                                                                                  12

(2)  Your request for a Surrender or Withdrawal, together with satisfactory proof of such Terminal Condition, must be provided in a Notice to Us.  Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

We may, at any time and at our expense, require a secondary medical opinion by a Qualifying Medical Professional of our choosing in connection with (i) the prescription of Extended Medical Care or (ii) the diagnosis of a Terminal Condition.

Premium Tax
We may deduct from the Accumulation Value the amount of any premium tax or other state and local taxes levied by any state or local government entity when:
(1)  such premium tax is incurred by us; or
(2)  the Accumulation Value is applied to an Annuity Plan as described in Section 6.4.

We have the right to change the amount we charge for any premium tax to conform to changes in applicable law or if you change your state of residence.

Other Taxes
We do not expect any U.S. federal income tax liability attributable to the separate account.  However, changes in federal income tax laws, regulations and/or the interpretation thereof may result in our being taxed on income or gains attributable to the separate account.  In this case, a charge may be deducted from the separate account to provide for the payment of such taxes.

IU-IA-3096                                                                                  13

6.   CONTRACT BENEFITS

6.1  Contract Surrender
On or at any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash Surrender Value.  To do so, you must provide Notice to Us as defined in Section 2.  If we receive your Notice to Us before the close of business on any Business Day, the Cash Surrender Value will be determined at the close of business on such Business Day; otherwise, the Cash Surrender Value will be determined as of the close of the next Business Day.  We may require that this Contract be returned to us before we pay you the Cash Surrender Value.  If you have lost the Contract, we may require that you complete and return to our Customer Service Center a lost contract form.  Upon payment of the Cash Surrender Value, this Contract shall cease to have any further value.

To calculate the Cash Surrender Value, we start with the Accumulation Value at the time of the Surrender.  We subtract or, if applicable, add to the Accumulation Value any previously waived Market Value Adjustment and Surrender Charge on Interest Withdrawal Amounts taken in the Contract Year of the Surrender.  Next, we calculate and apply the current Market Value Adjustment at the time of Surrender pursuant to Section 5.4.  Finally, we subtract any Surrender Charge calculated at the time of Surrender pursuant to Section 5.5.

6.2  Withdrawals
Withdrawal
At any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation Value, subject to the terms and conditions stated below, by providing Notice to Us.  If we receive your Notice to Us before the close of business on any Business Day, the Withdrawal will be taken at the close of business on such Business Day; otherwise, the Withdrawal will be taken as of the close of business on the next Business Day.

Minimum Withdrawal
The minimum amount that may be withdrawn at any one time is the lesser of (i) $1,000 and (ii) the Interest Withdrawal Amount.

Withdrawal Following the End of a Guarantee Period
You may make a Withdrawal of any portion of the Accumulation Value or Surrender the Contract within thirty days following the end of a Guarantee Period without a Market Value Adjustment.

Withdrawal Treated as Surrender
A Withdrawal will be deemed a Surrender and the Cash Surrender Value will be paid if, after giving effect to such Withdrawal, the Cash Surrender Value remaining would be less than $2,500.

6.3  The Death Benefit
If any Owner (or, if the Owner is not a natural person, any Annuitant) dies before the Annuity Commencement Date, the Death Benefit is payable to the Beneficiary as determined under Section 3.4.  Only one Death Benefit is payable under this Contract.  If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as applicable) unless you provide Notice to Us directing otherwise.

The Death Benefit equals the Accumulation Value plus any positive Market Value Adjustment as described in Section 5.4, as of the date of death of the Owner or Annuitant, whichever is applicable.  From the date of death until the Death Benefit is paid, the Death Benefit will be credited with interest at the greater of the Company Death Benefit Rate or the applicable state interest rate required to be paid on annuity death claims, if any.  We determine the Company Death Benefit Rate solely in our discretion and it is subject to change.  The Company Death Benefit Rate may be less than the Guarantee Period Interest Rate in effect as of the date of death, but shall not be less than zero percent.  Your Beneficiaries may contact us to determine the current Company Death Benefit Rate.  The entire interest in this Contract must be distributed as described below in accordance with the requirements of Section 72(s) of the Code and all the terms of this Contract shall be interpreted in accordance with that section.  If the Death Benefit is
IU-IA-3096                                                                                  14

applied to an Annuity Plan, the primary Beneficiary will be deemed to be the Annuitant.  See Section 6.4 for more information on applying the Death Benefit to an Annuity Plan.

Spousal Beneficiaries
If the sole primary Beneficiary is the deceased Owner’s “spouse” (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code and the following will apply:
(1)  If the deceased Owner was an Annuitant, the surviving spouse will also become an Annuitant.
(2)  The age of the surviving spouse will be used as the Owner’s age under the continued contract.
(3)  If the original Owner died during the Initial Guarantee Period, Surrender Charges on subsequent Withdrawals or a Surrender will be waived and any applicable Market Value Adjustment will apply.
(4)  At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below, after which the continued contract will terminate.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Death Benefit will be distributed as stated below for non-spousal Beneficiaries.  If the deceased Owner’s spouse has attained age 85 on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract.

Non-spousal Beneficiaries
If any primary Beneficiary is someone other than the deceased Owner’s spouse, the primary Beneficiary will become the Annuitant and the remaining interest in the Contract must be distributed to the Beneficiary:
(1)  in its entirety within five years of the Owner’s death; or
(2)  beginning within one year after the Owner’s death:  (a) over the life of the Beneficiary or (b) over a period not greater than the Beneficiary’s life expectancy.

If the Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit
We shall pay the Death Benefit upon our receipt of Proof of Death and all required claim forms.  The claimant should contact our Customer Service Center at the address or phone number on the first page of this Contract for further instructions.

6.4  Annuity Payments
If the Accumulation Value, increased for any positive Market Value Adjustment, is less than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, such Accumulation Value, increased for any positive Market Value Adjustment, in one lump sum payment as directed by you and this Contract will have no further value.  If the Accumulation Value, increased for any positive Market Value Adjustment, is equal to or greater than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract or as later changed as provided below and an Annuitant is living on the Annuity Commencement Date, we will begin making Annuity Payments as described below.

We will make Annuity Payments beginning on the Annuity Commencement Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency.  However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance, a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business Day.

IU-IA-3096                                                                                  15

The amount applied to an Annuity Plan will be the Accumulation Value, plus a positive Market Value Adjustment, if any, as set forth in Section 5.4, less any applicable premium tax.  The Annuity Payment amount will be determined by the amount applied to the Annuity Plan you have elected.

Each Annuity Payment must equal at least $20.  If Annuity Payments would be less than $20, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to at least $20.

We have the right to change the $2,000 and $20 minimums stated in this provision based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

Selecting an Annuity Commencement Date
You select the Annuity Commencement Date.  The Annuity Commencement Date may be any date following the first Contract Anniversary but not later than the Contract Anniversary on or immediately following the oldest Annuitant’s 85th birthday, unless we agree to a later date or unless the Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with an Annuity Commencement Date that is later than the Contract Anniversary following the oldest Annuitant’s 85th birthday will be treated as an annuity for U.S. federal tax purposes.  You may select an Annuity Commencement Date by providing Notice to Us at least thirty days in advance of the date you select.  If you do not select an Annuity Commencement Date, the Annuity Commencement Date will be the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday.

Electing an Annuity Plan
You may elect any of the Annuity Plans described below.  In addition, you may elect any other Annuity Plan we may be offering on the Annuity Commencement Date.  You may change the Annuity Plan you have elected at any time before the Annuity Commencement Date upon thirty days prior Notice to Us.  Upon request, we will send you the proper forms to elect or change an Annuity Plan.  The elected Annuity Plan shall become effective when we receive satisfactorily completed forms indicating your election.

If you do not elect an Annuity Plan by the Annuity Commencement Date, payments, calculated based on the oldest Annuitant’s life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the oldest Annuitant lives unless otherwise limited by applicable law.

Your election of an Annuity Plan is subject to the following additional terms and conditions:
(1)  If you do not direct us otherwise, Annuity Payments will be paid to you.
(2)  Our consent is necessary if the payee is not a natural person.
(3)  Any change in the payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Annuity Commencement Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan in effect at the time of death.

The Annuity Plans
(1)  Payments for a Period Certain
Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A below.  The number of years cannot be less than ten or more than thirty unless otherwise limited by applicable law.
(2)  Payments for Life with Period Certain
Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B below.  However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.
(3)  Life Only Payments
Annuity Payments are paid for as long as the Annuitant is living as shown in Table B below.
(4)  Joint and Last Survivor Life Payments
Annuity Payments are paid for as long as either of two Annuitants is living as shown in Table C below.

IU-IA-3096                                                                                  16

Annuity Plan Tables
The following tables show the minimum monthly payments for each $1,000 applied under the Annuity Plan, assuming fixed payments with a net investment return of 1.0%, using the Annuity 2000 Mortality Tables.  We may pay a higher rate at our discretion.

In Tables B and C, the amount of each payment will depend on the Annuitant’s sex and age, as determined by the nearest birthday, at the Annuity Commencement Date.  Annuity Payments made on a basis other than monthly and for ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting our Customer Service Center at the address or phone number set forth on the first page of this Contract.

Table A: Monthly Payments for a Period Certain
Years		Years		Years
10 11 12 13 14 15 16	$8.75 7.99 7.36 6.83 6.37 5.98 5.63	17 18 19 20 21 22 23	$5.33 5.05 4.81 4.59 4.40 4.22 4.05	24 25 26 27 28 29 30	$3.90 3.76 3.64 3.52 3.41 3.31 3.21

Table B: Monthly Life Payments (Single Annuitant)
Annuitant’s Age	Life Only Male/Female	Life with 10 Year Period Certain Male/Female	Life with 20 Year Period Certain Male/Female
50 55 60 65 70 75 80 85	$2.98/2.75 3.37/3.08 3.89/3.52 4.58/4.11 5.54/4.93 6.87/6.12 8.72/7.88 11.30/10.50	$2.97/2.74 3.34/3.07 3.82/3.49 4.44/4.04 5.20/4.75 6.09/5.67 7.00/6.71 7.79/7.65	$2.89/2.70 3.20/2.99 3.55/3.34 3.91/3.72 4.22/4.10 4.43/4.38 4.54/4.53 4.58/4.58

Table C: Monthly Joint and Last Survivor Life Payments (Joint Annuitants)
					Male Age
Female Age	50	55	60	65	70	75	80	85
50 55 60 65 70 75 80 85	$2.47 2.60 2.71 2.81 2.87 2.92 2.95 2.96	$2.55 2.73 2.90 3.05 3.16 3.25 3.30 3.34	$2.62 2.85 3.08 3.30 3.49 3.64 3.74 3.81	$2.67 2.93 3.22 3.53 3.83 4.09 4.28 4.42	$2.70 2.99 3.33 3.73 4.15 4.56 4.91 5.17	$2.72 3.03 3.41 3.87 4.41 5.01 5.58 6.06	$2.73 3.05 3.46 3.97 4.61 5.39 6.23 7.03	$2.74 3.06 3.48 4.03 4.75 5.67 6.79 7.98

IU-IA-3096                                                                                  17

7.   OTHER IMPORTANT INFORMATION

7.1  Annual Report to Owner
We will provide you a report at least once during each Contract Year.  The report will show the current Accumulation Value and the Cash Surrender Value of this Contract, as well as any amounts deducted from, or added to, the Accumulation Value since the last report.  The report will also include any other information that is required by law or regulation.

This report will be sent to you at your last known address within sixty days after the report date.  Upon your request, we will provide additional reports, but we reserve the right to assess a reasonable charge for each additional report.  We will also provide you with copies of any other notices, reports or documents as required by law or regulation.

7.2  Assignment
You may assign this Contract as security for a loan or other obligation.  Such an assignment is not a change of ownership.  However, your rights, and those of any Beneficiary, are subject to the terms of any assignment.  Written consent of any Irrevocable Beneficiary is required before any assignment is effective.  You shall provide Notice to Us in order to make, modify or release any assignment.  We are not responsible for the validity or other effects of any assignment.

7.3  Misstatement Made by Owner in Connection with the Purchase of this Contract
We may require proof of the age and/or sex of any person upon whose life Death Benefits or Annuity Payments are determined.  If you have misstated the age or sex of such person, we will adjust future benefit payments to reflect those that the Single Premium would have purchased at the correct age or sex.  We will include in the next payment any underpayments due to such misstatement with interest credited at the rate of 1.5% annually.  We will deduct any overpayments plus interest at 1.5% annually from future payments until the overpayment has been repaid in full.

We reserve the right to void this Contract and return the Cash Surrender Value in the event you make any fraudulent material misrepresentation in connection with the purchase of this Contract.

7.4  Payments We May Defer
We may, at any time, defer payment of the full Cash Surrender Value or any Withdrawal for up to six months after we receive a request for it, contingent upon written approval by the insurance supervisory official in the jurisdiction in which this Contract is issued.

7.5  Incontestability
Except in the case of fraud, this Contract shall be incontestable from the Contract Date.

7.6  Basis of Computation
If required by law, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is issued.  The reserves and guaranteed values will at no time be less than the minimums required by the laws of such jurisdiction.

7.7  Rules for Interpreting this Contract
In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions.  Unless the context clearly indicates otherwise:
(1)  All language that implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and
(2)  Where a word or phrase has been given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.

7.8 Non-Waiver
We may, in our discretion, elect not to exercise any right, privilege, or option under this Contract.  Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision in the Contract.
IU-IA-3096                                                                                  18

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ING Life Insurance and Annuity Company
[Windsor, Connecticut]

[Customer Service Center
P.O. Box 10450
909 Locust Street
Des Moines, Iowa 50306-0450]
[1-888-854-5950]

SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT
If you withdraw all or a portion of the value of the Contract, Surrender Charges and/or a Market Value Adjustment may apply.  Surrender Charges, when applied, will reduce the amount paid to you.  Surrender Charges will not apply under certain conditions (see Section 5.5).  The Market Value Adjustment, when applied, may increase or decrease or have no impact on the amount paid to you or your Beneficiary.  The Market Value Adjustment will not apply under certain conditions (see Section 5.4).

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.